SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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ONYX SOFTWARE CORPORATION
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Filed by Onyx Software Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Onyx Software Corporation
Commission File No.: 0-25361

On June 6, 2006, Onyx Software Corporation sent the following letter to certain of its customers.
Janice P. Anderson
Chairman and Chief Executive Officer
June 6, 2006
Dear Valued Onyx Customer:
Today Onyx announced the signing of a definitive agreement to be acquired by the holding company of Made2Manage Systems Inc., a privately held enterprise software and services company, backed by considerable investment from Battery Ventures VI, L.P. and Thoma Cressey Equity Partners. Upon the closing of the transaction Onyx will operate as a distinct business unit within Made2Manage Systems, creating a stronger enterprise software company with greater scale and strategic scope to leverage across all its businesses.
We believe that the transaction is the right decision for our customers. Our new owners are committed to our customers’ long-term interest and to Onyx’s focus on mid and large enterprise-class businesses in the services industries. With the combined resources that will result from this transaction and the backing of our private equity partners, we firmly believe that we can and will continue to build our business, to strengthen our products and maintain our firm commitment to outstanding service to you and each and every one of our customers.
We expect the acquisition to be finalized during the third quarter of this year. Until then, it is business as usual at Onyx. I encourage you to continue to use existing contacts for customer service, support and sales. Our primary objective during the transition is to continue supporting your needs with superior customer service and support, and to ensure that you remain the focus of our attention.
In the coming weeks, our energy and resources will focus on making this transition as seamless as possible. We appreciate your trust and we will continue to work hard to earn your business. As always, if you have questions or concerns, please do not hesitate to contact me directly at jpanderson@onyx.com or (425) 519-4100. The entire team here at Onyx looks forward to continuing to serve you under our new ownership.
Best Regards,
/s/ Janice P. Anderson
Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, Onyx will file a proxy statement with the Securities and Exchange Commission, or SEC. Investors and security holders are advised to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and Onyx. Investors and security holders will be able to obtain a free copy of the proxy statement (when available) and other documents filed by Onyx from the SEC Web site at www.sec.gov.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the proposed transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the proxy statement for Onyx’s 2006 annual meeting of shareholders, which was filed with the SEC on April 28, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.